Securities and Exchange Commission

                         Washington, DC  20549

                               Form 8-K

                            Current Report

                Pursuant to Section 13 to 15(d) of the
                     Securities Exchange Act 1934


                   Date of Report August 15, 1994
                   (Date of earliest event reported)


                California Energy Company, Inc.
        (Exact name of registrant as specified in its charter)


      Delaware             1-9874                  94-2213782
(State of other       (Commission File          (IRS Employer
jurisdiction of        Number)                  Identification No)
incorporation)



      10831 Old Mill Road       Omaha, Nebraska         68154
(Address of principal executive offices)               Zip Code



Registrant's Telephone Number, including area code: (402)330-8900



                           N/A
     (Former name or former address, if changed since last report)

     ITEM 5.  Other Events

      On August 15, 1994 the Registrant announced the close of the financing for its 180 MW Mahanagdong geothermal power project located on the island of Leyte in the Philippines. The total project cost for the facility is approximately $320 million with the capital structure consisting of a term loan of $240 million provided by Export-Import Bank of the U.S. ("Ex-Im") and the Overseas Private Investment Corporation ("OPIC") and approximately $80 million of equity contributions ($40 million to be provided by the Registrant from existing cash). OPIC will insure the Registrant's equity contribution against political risks. The construction debt financing will be provided by a consortium of lenders through a facility directed by Bank of America NT&SA. The lenders are: OPIC, $40 million; Bank of America NT&SA, $20 million; the Registrant's wholly-owned finance company and subsidiary, American Pacific Finance Company
("APFC"), $172 million. Funding for APFC construction debt financing will be provided from the Registrant's existing cash balances. In the future, the APFC construction loan may be syndicated to other international commercial banks. The debt provided by APFC and the commercial banks will be insured against political risks by Ex-Im.

      The Mahanagdong geothermal power project will be built, owned and operated by CE Luzon Geothermal Power Company, a Philippine corporation. The anticipated post-completion ownership structure will be 45% by the Registrant, 45% by Kiewit Energy Company, the Registrant's major shareholder, and up to 10% by another industrial company. A consortium comprised of Kiewit Construction Group, Inc. (with an 80% interest) and The Ben Holt Co. (with a 20% interest) will function as the contractor for the project under a turnkey, fixed price, date certain agreement.
The Ben Holt Co. is a wholly-owned engineering subsidiary of the Registrant.

       A copy of the press release issued by the Registrant is set forth as Exhibit 1 hereto and is incorporated herein by reference.



ITEM 7.  Financial Statements and Exhibits

      Exhibit 1 - Press Release dated August 15, 1994.


                           SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                California Energy Company, Inc.



                                By:   /s/Steven A. McArthur
                                      Steven A. McArthur
                                      Senior Vice President